BG Staffing, Inc. Expands Board of Directors with
Two Appointments - Cynthia G. Marshall and
BGSF’s President & CEO, Beth A. Garvey

PLANO, Texas – (July 29, 2020) – BG Staffing, Inc. (NYSE: BGSF), a growing national provider of workforce solutions, today that the Company expanded the Board to seven members with the appointments of Cynthia “Cynt” G. Marshall and Beth A. Garvey, BGSF’s President and CEO, effective immediately.

Supporting diversity and inclusion throughout the Company is essential to the BG Board and these two appointments are significant from both a governance and a corporate culture perspective.

Marshall has a long record of achievement and executive leadership. She is currently the CEO of the Dallas Mavericks, is Founder, President and CEO of the consulting firm Marshalling Resources, and retired after a 36-year career at AT&T, most recently as SVP - Human Resources and Chief Diversity Officer.

The Marshalling Resources consulting firm specializes in leadership, diversity and inclusion, culture transformation and overall optimization of people resources. Marshall worked with The Dow Chemical Company in 2017-2018 to develop and implement a strategy for institutionalizing an inclusive culture.

During her decades-long career at AT&T Marshall was responsible for identifying and developing leaders, aligning employees with the company’s vision and priorities, overseeing major business unit HR support, performance development, employee engagement, skills transformation initiatives, EEO and Affirmative Action. She led the team that created a world class Diversity and Inclusion culture, earning AT&T a top 3 ranking on Diversity Inc’s 2017 Top 50 list of companies. Marshall also spearheaded the work that for the first-time placed AT&T on Fortune’s 100 Best Companies to Work For list in 2017 (one of only two Fortune 50 companies).

Before her SVP-Human Resources and Chief Diversity Officer roles, Marshall served as President-AT&T North Carolina where she became the first African-American chair of the North Carolina State Chamber of Commerce.

Known for her values-based leadership style to bring transparency and trust to an organization, Marshall has been widely recognized for her visionary leadership and ability to get things done. Some of her honors and awards include:
•Adweek’s 30 Most Powerful Women in Sports;
•One of the 2019 Women of Power Legacy Award honorees by Black Enterprise magazine;
•One of the 25 Most Influential Women in Business honored by The Network Journal;
•National ATHENA Leadership Award in 2019;
•One of the “50 Most Powerful Women in Corporate America” by Black Enterprise magazine;
•Named to Ebony magazine’s 2016 and 2019 “Power 100” list, and
•In 2013 Marshall received the prestigious Leadership North Carolina Governor’s Award, which honors just one citizen each year for lifetime achievements.

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Marshall graduated from the University of California-Berkeley with degrees in Business Administration and Human Resources Management and holds four honorary Doctorate degrees. Marshall has chaired a variety of non-profit boards and is currently on the board of Dallas CASA, Dallas Regional Chamber, Texas Women’s Foundation, Texas 2036 and a member of the Executive Leadership Council.

Cynt Marshall, said, “I am so excited to join forces with Beth and the other BGSF directors to make a difference in people’s lives. As a member of the Dallas Regional Chamber, I have been fascinated by Beth’s leadership and her vision about how to strategically impact communities through employment. I am looking forward to offering my experience in recruiting, developing and retaining talent, transforming cultures, and institutionalizing diverse and inclusive cultures. It is an honor to join such a fine Board of Directors and I am ready to contribute.”

Beth Garvey, President and CEO, said, “I’ve been honored to serve as an officer of BGSF. I am so pleased with this opportunity to deepen my contributions as a director as we build upon our dynamic business plan. The prospect of working with Cynt in the boardroom - to drive strategy and benefit from the insights and knowledge she’s gained from extensive experience - is energizing for our entire Board.”

Garvey has served as BGSF’s President and CEO since October 2018, overseeing all staffing segments – Light Industrial, Professional (IT, Finance & Accounting) and Real Estate. After joining the Company in 2013 via BGSF’s InStaff Personnel acquisition, Garvey was division president of two BGSF divisions, InStaff and Donovan & Watkins, until her promotion to Chief Operating Officer in 2016.

Earlier this month Garvey was named a finalist in the EY Entrepreneur of the Year® 2020 Award for the Southwest Regions – the world’s most prestigious awards program for entrepreneurs. This year Staffing Industry Analysts named Garvey to the 2020 North America Staffing 100 list. The esteemed list recognizes the top influencers in the staffing industry who are taking the industry to the next level. This is Garvey’s third year being recognized for this honor. Her other recent recognitions include 2019 Global Power 150 Women in Staffing list, and D CEO Magazine’s acknowledgement as one of the top Dallas 500 business leaders in recent years.

About BGSF
Headquartered in Plano, Texas, BGSF provides workforce solutions to a variety of industries through its various divisions in IT, Cyber, Finance & Accounting, Creative, Real Estate (apartment communities and commercial buildings), and Light Industrial. BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 64th largest U.S. staffing company in the 2019 update and the 45th largest IT staffing firm in 2018. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s family of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “continue,” “outlook,” “progressing,” and

“anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com

Source: BG Staffing, Inc.